Exhibit 23.1

Consent of Independent Auditor

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Virginia Beach, Virginia

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement of Wheeler Real Estate Investment Trust, Inc. and Subsidiaries and to the incorporation by reference to our report dated January 9, 2018, with respect to the Statement of Revenues and Certain Operating Expenses of JANAF for the year ended December 31, 2016.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

February 9, 2018